                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-3/A2
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933

                                (Amendment No. 2)

                               -------------------



              CHEQUEMATE INTERNATIONAL, INC. dba C-3D DIGITAL, INC.
             (Exact name of registrant as specified in its charter)
                               -------------------

                Utah                                     3663                                   76-0279816
(State or other jurisdiction of                    (Primary Industrial                (I.R.S. Employer Identification No.)
 incorporation or organization)                    Classification Code)



                      330 Washington Boulevard, Suite 507
                         Marina del Rey, CA 90292
                              (310) 305-3659

               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               -------------------
                                 J. Michael Heil
                                       CEO
                         Chequemate International, Inc.

                       330 Washington Boulevard, Suite 507
                            Marina del Rey, CA 90292


                                 (310) 305-3659


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

  It is respectfully requested that the Commission send copies of all notices, orders and communications to:
                                  Bruce L. Dibb
                     Jensen, Duffin, Carman, Dibb & Jackson
                        311 South State Street, Suite 380
                           Salt Lake City, Utah 84111
                                  (801)531-6600
                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
                                                              Proposed             Proposed
                                                              Maximum              Maximum
Title of Each Class of                 Amount to be        Offering Price         Aggregate              Amount of
Securities to be Registered             Registered           Per Share          Offering Price       Registration Fee
----------------------------         ----------------       -------------      ----------------    -------------------
Common stock                            2,600,000(1)           $2.84(2)            $7,384,000              $2,053
Augustine Fund LP
----------------------------------------------------------------------------------------------------------------------

Common stock issuable
upon exercise of warrants                 209,503              $1.50(3)              $314,255                 $87
----------------------------------------------------------------------------------------------------------------------

Coleman Capital Shares                    200,000              $2.84(4)              $568,000                $158
----------------------------------------------------------------------------------------------------------------------

TOTAL                                   3,009,503                                  $8,266,255              $2,298
=================================== =================== ==================== ====================  ===================




(1) Estimated pursuant to the provisions of paragraph 7(a) of the 1999 Subscription Agreements, which require the registrant to register 200% of the number of shares issuable upon the conversion of the debentures based upon the lowest closing bid price of the registrant's stock for the 60 trading days prior to the date of the execution of the February 9, 1999 Subscription Agreement. The lowest closing bid price for the stated period was $2.50 per share.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Although the conversion of the debentures may take place at any time during the three year period following the dates of the subscription agreements entered into by the registrant, this estimated amount is the average of the bid and asked price as of February 18, 1999 (which is within 5 business days prior to the date of the original filing of this registration statement).
(3) The exercise price of the warrants is used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.
(4) Employing estimated 1999 valuation as set-out in note 2 above for Rule 457 (c) computation proposes.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                       Selling Security Holder Prospectus


                         CHEQUEMATE INTERNATIONAL, INC.
                                doing business as
                               C-3D DIGITAL, INC.

                        3,009,503 SHARES OF COMMON STOCK


This prospectus is intended only for the sale of shares issued

         -        to a shareholder of C-3D in a private placement, and

         - to other selling security holders who received their shares from the conversion of debentures and the exercise of warrants.

The sale of the shares mentioned in this prospectus is not intended to raise new capital for C-3D.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


         The common stock offered hereby involves a high degree of risk.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.


    The common stock of C-3D is traded on the AMEX under the symbol DDD. On January 3, 2000, the last price for the common stock was $2.68 per share.


                   The date of this prospectus is January ___,2000.

                             SUMMARY OF THE OFFERING


C-3D has sold convertible debentures to raise capital for its operations. The total amount of the purchase price for the debentures was $3,250,000. The holder of the debentures may exercise the conversion rights described in the debentures and obtain C-3D common stock upon the cancellation of the debentures.

The purchaser of the debentures also received warrants which, if exercised, entitle the holder of the warrants an additional 209,503 shares of common stock.

The number of shares which may be issued upon conversion of the debentures will depend upon the market price of the stock of C-3D on the five trading days prior to a conversion of a debenture. For a description of the methodology used to estimate the number of shares which may be obtained by the holder of the debentures, see "Origin of the Securities to be Offered" at page 19 of this prospectus.

The sale of the debentures and the warrants was facilitated by a company that has also provided other services to C-3D pursuant to a written agreement. A portion of the compensation exchanged by C-3D for these services consisted of common stock of C-3D. The contract also provided that C-3D would register these shares for sale to the public.

The shares that are being offered to you for purchase with this prospectus are shares which are being sold by the two companies described above, or by individuals or companies who have purchased the debentures, warrants or shares from the two described companies. For additional information regarding the described companies, see "Selling Shareholders" at page 22.

Because the sale of the shares offered to you by this prospectus are owned by the selling shareholders, the selling shareholders will receive the proceeds of the sale. The sale of these shares is not intended to raise new capital for C-3D.

Your purchase price for the shares is not fixed, but will typically be determined by the market price of the stock of C-3D at the time of your purchase, or as a result of your negotiations with the selling shareholder.

C-3D does not intend to employ any sales representatives in this offering or pay any commissions. Estimated costs of the offering are $61,000 and include attorney fees, accounting, registration, printing and distribution costs. C-3D will pay these costs of the offering.

C-3D's executive offices are located at 330 Washington Boulevard, Suite 507; Marina del Rey, California 90292. Telephone numbers for the executive offices are (310) 305-3659 and (801) 322-1111.


NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS RELATES ONLY TO THE SECURITIES OFFERED IN AND DESCRIBED IN THIS DOCUMENT. ADDITIONALLY, THE SECURITIES ARE NOT OFFERED FOR SALE IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE BY IT WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY SUGGESTION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS AT THE COMPANY SINCE THE DATE OF THIS DOCUMENT, OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS REMAINS CORRECT.

                                  RISK FACTORS







Before making an investment, you should carefully consider the following risks and speculative factors, as well as the other information contained in this prospectus. As discussed below, this prospectus contains forward-looking statements that involve risks and uncertainties. The actual results from C-3D's operations could be significantly different from the information contained in those forward-looking statements. Those differences could result from the risk factors discussed immediately below, as well as factors discussed in other places in this prospectus.

In this "Risk Factors" section, "we," "our" and "ours" refer to C-3D, and "you," "your" and "yours" refer to a purchaser of the shares of C-3D offered by this prospectus.

         1. Uncertain Acceptance of Products and Services. The products and services of C-3D may not be accepted in the market place or be sold at a profit. C-3D. The Company Except for the more seasoned Strata division products described at pages 17 through 18 of this prospectus, and the hotel pay-per-view television business segment, C-3D is engaged in the development and marketing of 3D television products and satellite broadcasting services. These products and services must be considered as novel and experimental. You should consider, as a risk factor, the possibility that you could invest in this offering and not receive any return of investment, or lose your entire investment if the products and services are not successfully marketed or are otherwise not commercially accepted. Even the acceptance of the Strata division products and the hotel pay-per-view television services of C-3D is not free from doubt. The Strata assets and technology were acquired through the foreclosure of purchased secured positions in such collateral. The effect of the business disruption by this acquisition process and the ability of C-3D to solidify relationships with the prior customer base or to expand the customer base has yet to be fully determined. Although management of C-3D has extensive experience in the hotel pay-per-view business, C-3D has only been conducting the pay-per-view business since December 1998. The pay-per-view assets and contracts of C-3D have been acquired in two separate asset acquisitions. These purchases were not acquisitions of complete businesses with established operating histories, but were acquisitions of certain assets only. Although the pay-per- view business is generally comprised of self-contained operations at each hotel location, C-3D must yet be considered to be in a formative phase of managing the newly acquired assets as a cohesive business unit, and gaining the acceptance and confidence of the various hotel site owners.

         2. LACK OF SIGNIFICANT REVENUES; RECENT AND ANTICIPATED CONTINUING LOSSES.


              PERIOD ENDED                             REVENUES                               NET LOSSES
              ------------                             --------                               ----------
March 31, 1998 (year)                                 $1,091,794                              $8,024,045
March 31, 1999 (year)                                  $ 776,963                              $4,213,079
June 30, 1999 (three months)                           $ 767,004                              $1,975,126
September 30, 2000 (six months)                       $1,609,186                              $3,811,591


         The table above sets out our revenues and net losses for the periods indicated in the first column. Although revenues for the six months ended September 30, 1999 more than doubled the total revenues for the entire fiscal year ending March 31, 1999, we believe that we will be unable to achieve enough revenues to offset operating costs for the foreseeable future; therefore, we anticipate that operating losses will continue for at least the next 12 months. We cannot predict how long these operating losses will continue or what impact they will have on our financial condition and the results of operations. We cannot assure you that our products and services will be able to compete successfully in the marketplace or that they will generate significant revenue; nor can we assure you that our business will be able to operate profitably.

         The net losses are the result of significant expenses, including the following relating to the 3D business of C-3D in fiscal years 1998 and 1999:

         - marketing and promotional costs;
         - salary and employment agreement costs;
         - enhancing and refining the product line; and
         - general administrative costs such as rent, travel, legal etc.

         In addition, the 1998 loss reflects a one time expense of $3,133,000 in connection with a write down in the value of the intangible assets of C-3D. Furthermore, the net loss figure for 1999 was higher than it would have been otherwise because we did not generate significant revenues, but also because of the loss experienced in the sale of the assets associated with the financial services division of the business.

         Net losses in the first six months of fiscal year 2000 are the result of significant expenses, including expenses related to marketing costs, employment agreement costs, and general and administrative expenses. In January 1999, C-3D launched the first satellite 3D television channel, and has made significant expenditures in providing content/programming for the 3D network. The rental for the satellite space and the cost of the services necessary to broadcast the channel are more than $50,000 per month.






         3. COMPETITION. There is substantial competition, both nationally and internationally, in the electronics and media industries in which C-3D operates. Essentially all major television manufacturers are pursuing research and development projects with 3D television. Virtually all major United States TV channels have experimented with or have offered some 3D programming on a trial basis. Each of these companies has assets, and research and development budgets, greater than that of C-3D. No assurance can be made, despite the best efforts of management, that other companies may not produce competitive products, services, or devices at a lower price or that are a better product, which could cause C-3D to be commercially unprofitable. In the rapidly developing field of 3D video products, we can give no assurance that the copyrights, patents or pending patent applications of C-3D will be able to protect us from direct competition in the area of C-3D's high tech 3D products.

         4. C-3D NEEDS MORE CAPITAL TO GROW AND TO SUSTAIN CURRENT OPERATIONS. C-3D's cash requirements have been and will continue to be significant. We expect we will need to raise additional funds through private debt or equity financing in order to continue to support current operations and develop our business plan. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders at that time will be reduced. We currently have incurred debt with private lenders and anticipate incurring additional loan obligations to sustain current operations. Management of C-3D is negotiating the satisfaction of this debt by issuing shares of common stock that would be restricted shares. As restricted shares, these shares could not be traded publicly for a one year period of time. Because of the restricted nature of the shares to be issued, the price per share at which the stock will be exchanged for the cancellation of the debt will be discounted from current market prices. Such discount could be substantial. Further, our management is considering submitting to shareholder vote a proposal to amend our Articles of Incorporation to authorize the issuance of preferred stock. This action would make another source of funding available to C-3D. The preferred stock which would be issued under the amended Articles of Incorporation would have rights, preferences or privileges senior to those of the holders of the common shares. We cannot assure that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, C-3D may not be able to

         - fund then existing operations;
         - develop new or enhanced services and related products;
         - continue to develop its business plan; and
         - otherwise respond to competitive pressures.

As a result, C-3D's business, operating results and financial condition could be materially adversely affected. Further, our auditors have reserved an opinion as to whether C-3D may be deemed a "going concern;" that is, continue to operate without profits.

         5. RISKS RELATING TO UNSPECIFIED ACQUISITIONS. We are exploring and will continue to explore opportunities to add or acquire

         - technology or products consistent with our current 3D product lines; and
         - additional hotel pay-per-view television assets and contracts.

         If we acquire technology or products in the early stage of development or growth, including technology or products that have not been fully tested or marketed, we will be subject to numerous risks inherent in developmental technology, plus the additional high level of risks associated with high technology industries. Furthermore, these acquisitions may require us to obtain additional financing, including debt or equity financing. We cannot assure you that we will be able to obtain financing on commercially reasonable terms or at all. Moreover, equity financing will result in a dilution to our existing stockholders. The degree of dilution may be significant. In the case of debt financing, we run the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness.

         6. WE WILL USUALLY ACCOMPLISH ACQUISITIONS WITHOUT PRIOR STOCKHOLDER APPROVAL. Our board of directors will decide whether any opportunity to add technology, products or pay-per-view television assets and contracts is in the best interests of our stockholders. We cannot be certain that any such opportunities will arise, or that, if they do, we will be able to reach an agreement on terms acceptable to us. In most cases, an acquisition will be concluded without stockholder approval and our stockholders will not have an opportunity to review the financial statements of, or other information relating to, the acquisition candidate. Although we will attempt to evaluate the risks inherent in a particular acquisition, we cannot be certain that we will properly ascertain or assess all material risk factors.

         7. GOVERNMENT REGULATION. Various activities in the industry in which C-3D operates have been subject to government regulation, such as regulation by the Federal Communications Commission (FCC) as to broadcasts, the Federal Trade Commission (FTC) on trade practices, as well as other national and local governmental agencies. Various changes by regulatory agencies could have serious negative effects upon C-3D and its profitability.

         8. NON-ARM'S LENGTH TRANSACTIONS RELATING TO STOCK OPTIONS. The number of shares of common stock which may be issued to current and former officers, directors, employees and consultants of C-3D pursuant to stock options, C-3D for cash and property, and the exercise price for these shares, may not be considered the product of a freely negotiated transaction between independent persons with substantially equal bargaining power; that is, an "arm's length transaction." To attract, retain and compensate key individuals to our business, we have granted favorable stock options to persons that may also be considered to be related parties. The table set forth below reflects options approved by our board of directors or which are being considered by our board:






           Class of Option Holders                  Number of Shares               Exercise Price              Term
                                                    Subject to Option                  Per Share               (years)
          -----------------------                 ---------------------            -------------             ---------

   1     Directors serving in July 1999                  250,000                         $0.01                    5
   2     Current Officer                                 125,000                         $0.01                    5
   3     Former Officers                                 253,000                         $0.01                    5
   4     Former Chairman                                 419,000                 49,000 at $1.552 and          1 to 5
                                                                                   370,000 at $0.01
   5     Former Chairman                               1,000,000                       $2.9375                    5
   6     Newly Appointed Director                        500,000                         $0.01                    5
   7     Newly Appointed Director                      1,000,000                         $7.00                    5




         The process of the granting of the foregoing options has been initiated as of the date of this prospectus, but may have not been completed as of the time that you receive this document. As of the date of this document, all of the described transactions have been approved by our board. Transactions 5 and 6 must be submitted for shareholder approval at the next meeting of the shareholders of C-3D. The foregoing is not a complete list of all stock options granted by C-3D, but the list does include all options which may be considered to be granted to management or related parties.

         9. LITIGATION. As disclosed in our incorporated SEC reportsC-3D, C-3D or its subsidiaries have been engaged in certain law suits which have resulted in ongoing expenditures and may result in financial obligations for the subsidiaries of C-3D. The former Chairman of C-3D is also named as a defendant in one of the suits. The most significant suit has been settled and requires C-3D to make monthly payments of ten thousand dollars each through July
2000.

         10. DILUTIVE AND OTHER EFFECTS OF DEBENTURES and of Stock Options. The exercise of the conversion rights of the debentures which we have sold and the options which we have granted will reduce or dilute the net worth of the stock of the shareholders of C-3D, including the shares which you purchase. While the sale of the debentures has helped provide C3D with financing, the issuance of shares pursuant to the conversion of the debentures will be at a discount to the market price of the stock at the time of exercise. Therefore, the issuance of the shares upon conversion of the debentures and upon the exercise of the warrants has and will reduce the net worth per share of other stockholders of C-3D. Further, C-3D's net income per share could be materially decreased in future periods, and the market price of the Common Stock could be adversely affected. Many of the options referred to in paragraph eight above and the other options granted by C-3D afford the holders of the options the right to acquire future shares at prices which may be below the market price for C-3D's shares or below the price at which shares are to be sold pursuant to this prospectus. To the extent such options are exercised, such transactions will result in additional dilution to existing shareholders and will, in all events, result in a decrease in voting control to purchasers of stock under this prospectus. The debentures, warrants and options contain provisions that attempt to protect against dilution to their holders, such as by adjustment of the exercise price and the number of shares issuable under the debentures, warrants and options upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. These protections, if effective, could increase the dilution to other stockholders.

         11. REQUIREMENTS OF SEC WITH REGARD TO LOW-PRICED SECURITIES. The common stock of C-3D, based upon the minimal net worth of C-3D, limited public trading, and low stock price, is subject to a special set of regulatory rules related to sales by brokers as administered by the Securities and Exchange Commission. Specifically, the common stock is subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may make it more difficult for any broker-dealer to sell the common stock that you purchase in this offering and may adversely affect the ability of purchasers in this offering to sell any of their shares.

         12. SHARES ELIGIBLE FOR FUTURE SALE. The sale of substantial amounts of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of the common stock. As of October 25, 1999, C-3D had outstanding 23,866,834 shares of common stock, including shares which were subject to paid subscription agreements, but not yet issued. In addition, C-3D has issued the debentures, warrants, and options that are referred to in this prospectus, and which may be exercised and result in the issuance of common shares of C-3D.

Resales of these shares into public markets may cause the current stock prices to decline. A substantial number of C-3D's presently outstanding shares of common stock are "restricted" securities and may be sold in compliance with Rule 144 or Regulation S adopted under the Securities Act, if certain requirements are met. Rule 144 essentially provides that after one year from the date of acquisition, a person, including affiliates of C-3D (or persons whose shares are aggregated), may sell an amount of up to one percent (1%) of the issued and outstanding shares of common stock of C-3D within any three month period, provided that certain current public information about C-3D is available. A person who has not been an affiliate of C-3D (or persons whose shares are not to be aggregated for the purpose of the resale of the securities), who has owned restricted shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Therefore, in each three month period after the date of this offering, a significant number of shares of common stock could be sold under Rule 144.

Also, any shares of common stock currently held by non-residents of the United States may be sold under Regulation S after a one-year holding period subject to the same volume restrictions as Rule 144. Investors should be aware of the possibility that sales under Rule 144 or shares issued pursuant to Regulation S may, in the future, have a depressing effect on the price of the common stock.

         13. EFFECT UPON MARKET PRICE OF SHARES TO BE ISSUED UPON CONVERSION OF THE DEBENTURES. The owner of the debentures may convert the debentures into shares of common stock at a conversion price equal to the lesser of eighty percent (80%) of the average closing bid price of the common stock for the five trading days immediately preceding the date the debentures are presented for conversion or a fixed dollar amount per share as provided in the debentures. The owner of the debentures also has warrant rights which may be exercised to purchase as many as 209, 503 shares of common stock of C-3D at a price of $1.50 per share. The warrants are exercisable at any time during the three years following their issuance to the selling shareholder. This offering represents a registration of these initial conversion shares, as well as 200,000 shares for Coleman Capital Partnership, which is an unrelated party.

Under the foregoing conversion formula for the debentures, the number of shares of common stock issuable upon conversion will increase if the market price of the common stock decreases. We cannot determine accurately the number of shares which may be issued to the holders of the debentures as such number is based upon the market price of the common stock prior to the conversion date.

To the extent the selling shareholder converts a portion of the debentures and then sells the shares of common stock received upon conversion, the market price of the common stock may decrease even further due to the additional shares in the market, this would allow the selling shareholder to convert other portions of the debentures into greater amounts of common stock and further depress the price of the common stock. There may also be an incentive for the debentureholder to decrease the price of C-3D's stock, which should be considered an additional risk factor.

Sales in the public market of substantial amounts of common stock, including sales of shares issued upon conversion of the debentures and exercise of the warrants, or the perception that such sales could occur, could depress prevailing market prices for the common stock. The existence of the debentures and the warrants and any other options, debentures or warrants, may prove to be a hindrance to future equity financing by C-3D. Further, the holders of such debentures, warrants and options may exercise them at a time when C-3D would otherwise be able to obtain additional equity capital on terms more favorable to C-3D.

         14. REGISTRATION RIGHTS OF DEBENTURE HOLDERS MAY RESULT IN ADDITIONAL REGISTRATION COSTS. The owners of the convertible debentures have the right to require C-3D to register their shares acquired in that offering. If the five day average closing bid of the stock of C-3D ever drops below $1.25 per share when conversion rights are exercised under the debentures, it will be necessary for us to file another registration statement to register the additional shares which may be issued upon conversion of the debentures. As a result, C-3D will incur considerable expense in completing the registration of the additional shares as the debentures are converted. Further, the registration of these shares will create more free trading stock which could depress the future market price of our shares for investors in this offering.

                           FORWARD-LOOKING STATEMENTS



This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). The PSLRA provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this prospectus or incorporated by reference are forward-looking and are beliefs, estimates, intentions and strategies about the future. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "projects", "predicts" or variations of such words and similar expressions are intended to identify such forward-looking statements, but their absence does not mean the statement is not forward-looking. In particular, the statements herein regarding the availability of adequate funding and progress in the development of our various business segments are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. The failure of any forward-looking event to occur can cause all forward-looking predictions to fail. Investors are warned that C-3D's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein.


                              AVAILABLE INFORMATION


C-3D has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "registration statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this prospectus. For further information, reference is made to the registration statement. In addition, C-3D is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files quarterly, annual and periodic reports and other information with the Commission. The registration statement, such reports and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports and other information regarding reporting companies under the Exchange Act, including C-3D, at http:// WWW.SEC.GOV.

This prospectus constitutes a part of the registration statement. This prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to C-3D and the common stock. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents have been filed by C-3D with the Commission and are hereby incorporated by reference into this prospectus:

- C-3D's Annual Report filed July 15, 1999 for the fiscal year ended March 31, 1999;

- C-3D's amended Annual Report filed January 13, 2000 on Form 10-KSB for the fiscal year ended March 31, 1999;

-        C-3D's Form 8-A registration statement filed May 27, 1999;

- C-3D's Quarterly Report, filed August 19, 1999 on Form 10-QSB for the three months ended June 30, 1999;

- C-3D's amended Quarterly Report, filed January 13, 2000 on Form 10-QSB for the three months ended June 30, 1999;

- C-3D's Quarterly Report filed November 15, 1999 on Form 10-QSB for the six months ended September 30, 1999;

- C-3D's amended Quarterly Report filed July 9, 1999 on Form 10-QSB for the nine months ended December 31, 1998;

- C-3D's amended Annual Report filed July 9, 1999 on Form 10-KSB for the fiscal year ended March 31, 1998;

- C-3D's Form 8-K report filed on April 14, 1999 relating to the acquisition of secured interests in the Strata technology and other matters; and C-3D.

- C-3D's Form 8-K report filed on July 22, 1999 regarding certain changes in management of C-3D and the acquisition of certain hotel pay-per-view assets and contracts.

All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be made a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

C-3D will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to Mr. Brad Stolba at C-3D's principal executive offices located at 330 Washington Boulevard, Suite 507; Marina del Rey, California 90292; telephone numbers (310) 305-3659 and (801) 322-1111.

                          C-3D DIGITAL, INC.

C-3D is a pioneer in bringing virtual reality to computer and television screens. C-3D is pursuing activities in four divisions designated at C-3D Digital III, 3D.Com, C-3D Realeyes, and as C-3D Strata. C-3D Digital III is believed to be the first television network to exclusively offer 3D programming to satellite dish owners, cable TV subscribers and the patrons of the lodging industry through a pay-per-view delivery system. 3D.Com is establishing new entertainment and e-commerce paradigms on the internet. C-3D Realeyes is the patented hardware technology that turns any TV into a 3D virtual reality station. The Strata division is based upon the work of a ten year pioneer in 3D software, providing technologies for content creation and internet delivery. These four interconnected components - television, the web, hardware and software - provide C-3D with the critical links between 3D technology and the consumer. The principal executive offices of C-3D are located at 330 Washington Boulevard, Suite 507; Marina del Rey, California 90292, and its telephone numbers are (310) 305-3659 and (801) 322-1111.


                               RECENT DEVELOPMENTS

CORPORATE NAME CHANGE


The Company has filed in the state of Utah an application to conduct business under the assumed name of C-3D Digital, Inc. This name is more in keeping with C-3D's focus on its entertainment and communications business related to 3D technology. At the time of the next meeting of shareholders of C-3D, management contemplates submitting a proposal to amend the Articles of Incorporation to reflect this new name.


AMEX LISTING


On June 9, 1999, the common stock of C-3D began trading on AMEX. The new trading symbol for the stock of C-3D is DDD, reflective of C-3D's focus on 3D products and services.

RETIREMENT OF CHAIRMAN; APPOINTMENT OF NEW CHAIRMAN AND ADDITIONAL
BOARD MEMBER

On August 17, 1999, C-3D announced the retirement of its Chairman, Blaine Harris. Mr. Harris, age 60, is retiring from his position as Chairman of the Board of Directors after eight years with Chequemate International, which he helped establish in 1991.

Succeeding Mr. Harris as Chairman is Mr. J. Michael Heil, who has been the Company's CEO since September, 1998. Mr. Heil was elected to serve as Chairman by the board of directors at its meeting on August 16, 1999, and will retain his position as Chief Executive Officer. J. Michael Heil has over 17 years of experience in the satellite and broadcast television industry. Prior to joining C-3D digital, he was President of Skylink America, Inc. and Satellite Cinema.

On September 22, 1999, the board of directors of C-3D approved the appointment of media marketing expert Daniel R. Thompson as a member of the C-3D Digital board. Thompson is the founder and head of the influential Hollywood entertainment agency "A Creative Group" (ACG) which specializes in product placement, promotional advertising, program sponsorships and distribution.

RELOCATION OF CORPORATE HEADQUARTERS

Effective Monday, September 20, 1999, C-3D relocated its corporate headquarters to the Los Angeles metropolitan area in Marina del Rey. In conjunction with this action, C-3D has streamlined its operations by closing its Salt Lake City, Utah and Chatsworth, California offices. C-3D is retaining its Strata division office in St. George, Utah, and its Gilbert, Arizona office. The Marina del Rey corporate office is located in Suite 507 at 330 Washington Boulevard.


STRATA BUSINESS


During calendar year 1998, management of C-3D had been introduced to Strata, Inc., a St. George, Utah corporation, engaged in software development. Essentially all of the Strata products are complimentary to the 3-dimensional business applications of C-3D. C-3D examined various strategies to either license or acquire the Strata technology as described below. In calendar year 1999, C-3D acquired ownership of the Strata technology. C-3D
(a) has begun to incorporate the Strata technology in its current products and services, and (b) is marketing, in a new division called C-3D Strata, the principal products formerly offered by Strata, Inc.

Strata, Inc. is one of the early pioneers in 3D software. The Strata tool line has been used for such well-known projects as the game "MYST"-C-; television shows like the "'98 MTV Movie Awards"-C-, "Hercules"-C- and "Xena"-C-; the NBC dancing peacocks; the Warner Bro.'s and Blockbuster web sites; the films "Contact"-C-, "5th Element"-C-, "Batman Forever"-C-, and many others. These tools and the Strata development team provide C-3D Digital with some of the most advanced 3D technology available and should enhance C-3D Digital's position in 3D media and technology.

The Strata division is in the business of providing 3D centric graphical software applications to professionals and non-professionals alike. The Strata tools are used to create content for the web, television, feature films, multimedia and print. Non-professionals use Strata applications for home video, desktop publishing, visualization and recreation. The Strata division develops, publishes, packages, markets, sells and supports these software applications.

The core products offered by the Strata division are the following:

STUDIOPRO. StudioPro is the premier Strata 3D product and is available for Apple Macintosh, Windows 98 and NT. StudioPro has a retail price of $1,495 and is available in the US at the "street price" of approximately $950. StudioPro is used for creating 3D images and animations for the web, video, movies, print, games and multimedia. StudioPro is well know for being used to create the graphics for the world's best selling CD-Rom game Myst-C-. Recently StudioPro has been used on projects such as the Blockbuster Video Web site, the NBC dancing peacocks and the movie Contact. An upcoming release will add special stereographic 3D features. StudioPro has an installed base of approximately 60,000.

VISION 3D. Vision 3D is an entry level 3D product and is based directly on StudioPro. Vision 3D is presently available only on Apple Macintosh computers. Vision 3D is priced at $395 retail with a $295 street price. Vision 3D is used by professionals and non-professionals alike. Vision 3D is used for print, Web, video and multimedia - as well as recreational purposes. Vision 3D has an installed base of approximately 40,000.

VIDEOSHOP. VideoShop is a professional quality non-linear video editor and presently runs only on Apple Macintosh computers. VideoShop is priced at $495 retail with a $395 street price. VideoShop is used primarily for multimedia, web and desktop video tasks. VideoShop has been bundled on select Macintosh computers for over five years and has developed an installed base of well over one million customers through this process.

MEDIAPAINT. MediaPaint is a video painting and effects application. MediaPaint is available for Apple Macintosh, Windows 98 and NT. MediaPaint is priced at $695 retail with a $395 street price. MediaPaint is used for professional projects on the Web, multimedia and broadcast video. MediaPaint has an installed base of approximately 6,000 users.

On December 10, 1998, C-3D purchased for cash the secured position of Zions Bank, NA in receivables, certain equipment and general intangibles of Strata, Inc. The general intangibles collateral interest of Zions Bank would constitute a first lien position in all or some of the Strata technology. The Company has also purchased the secured positions of five additional creditors having secured interests in the Strata technology, including the secured interests in the registered copyrights of Strata, Inc. in its software intellectual property. The total debt secured by the interests of these five secured creditors exceeded $4.0 million. The positions of these secured creditors; other than Zions Bank, were purchased by the issuance of 353,333 shares of restricted common stock of C-3D. All of the described debt was delinquent and the collateral was subject to foreclosure at the time the secured interests were purchased by C-3D.

On May 5, 1999, C-3D obtained a judgement against Strata in the amount of $4,798,810.71 and held a foreclosure sale on the collateral, including the Strata technology, pledged to secure the debt owing on the promissory notes and leases acquired by C-3D. The judicial sale on the judgement was completed on Wednesday, June 16, 1999 and C-3D acquired ownership of the collateral.

One other creditor had a security interest junior to that of Zions Bank, and possibly senior to some of the obligations of the other secured creditors whose secured positions were purchased by C-3D. The claim of this single intervening creditor does not exceed $35,000 and does not jeopardize the judicial sale. Such creditor was advised of the sale and did not appear at the sale to bid against the security interests acquired by C-3D. As a result of the events which transpired at the June 16th judicial sale, the risk of adverse claims or redemptive rights being asserted by other creditors of Strata are now considered to be remote, and C-3D has successfully acquired ownership of the technology previously owned by Strata .


ORIGIN OF THE SECURITIES TO BE OFFERED


On December 21, 1998, February 9, 1999 and on June 4,1999, C-3D entered into the subscription agreements with one of the selling shareholders pursuant to which C-3D issued a total of thirteen units. Each unit is comprised of $250,000 in aggregate principal amount of 8% Convertible Redeemable debentures and a warrant to purchase shares of common stock of C-3D (the "Units"). By an agreement dated December 1, 1999, C-3D also granted to this selling shareholder an additional warrant for 100,000 shares of the common stock of C-3D. For purposes of clarity, the December 21, 1998 subscription agreement will be referred to as the "1998 Subscription Agreement", and the debentures issued under the 1998 Subscription Agreement will be referred to as the 1998 Debentures. The February 9, 1999 and June 4, 1999 subscription agreements will be referred collectively to as the "1999 Subscription Agreements", and the debentures issued under the 1999 Subscription Agreements will be referred to as the 1999 Debentures. Except for the February 9th and June 4th dates of the 1999 Subscription Agreements, debentures and warrants, the terms of the February 9th and June 4th documents are identical. When the 1998 and 1999 documents are referred to collectively, they will be respectively called the Subscription Agreements, the debentures and the warrants.

Although the terms of the 1998 and 1999 Debentures are nearly identical, the dates of the debentures are different as well as the amount of the maximum conversion price. Similarly, the terms of the warrants are nearly identical, except for the number of shares covered by the warrants and the dates of exercise of the warrants.

Pursuant to the 1998 Subscription Agreement, C-3D sold to the Augustine Fund, L.P. three Units as of December 21, 1998 consisting of $750,000 in principal amount of the 1998 Debentures and warrant for 24,753 shares. Shares are obtainable by the Augustine Fund on conversion of the 1998 Debentures at a conversion price equal to the lesser of eighty percent (80%) of the average closing bid price of the common stock for the five (5) trading days immediately preceding the conversion date or $3.64 per share. Pursuant to the 1999 Subscription Agreements, C-3D sold to the Selling Shareholder eight Units as of February 9, 1999 and two Units as of June 4, 1999 consisting of $2,500,000 in principal amount of the 1999 Debentures. The total number of shares available under the warrants issued with the 1999 Subscription Agreements is 84,750. Shares are obtainable by the Augustine Fund on conversion of the 1999 Debentures at a conversion price equal to the lesser of eighty percent (80%) of the average closing bid price of the common stock for the five (5) trading days immediately preceding the conversion date or $3.54 per share. All warrants may be exercised at any time during respective three-year terms at an exercise price of $1.50 per share.

Upon conversion of the debentures or exercise of warrants, the Augustine Fund may offer for sale, by use of this prospectus, the shares of common stock issued under such debentures and warrants.

The number of shares which may be issued upon conversion of any of the debentures will depend upon the market price of the stock of C-3D on the five trading days prior to any conversion of each debenture. For example, a range of shares which may be issued in a transaction described in this prospectus is described in the table below. Because the number of shares is dependent upon a fluctuating market price, it is not possible to state with certainty the number of shares which will actually be issued. The table provides a historical basis for a reasonable estimate of the number of shares which may be issued, based on past stock prices. Paragraph 7(a) of the Subscription Agreements requires C-3D to register in this offering the number of shares which is twice the number of shares which would be issuable upon conversion of the debentures in the event that the conversion occurred at the lowest bid price of the C-3D stock for the sixty (60) trading days prior to the execution of the February 9, 1999 Subscription Agreement. In the 60 trading days prior to the date of the February 9, 1999 Subscription Agreement, the market price of the stock of C-3D achieved a high of $3.60 and a low of $2.50. Row "C" has been included for this reason, and is the basis of the offering of 2,600,000 shares under the debentures. This amount, when added to the 209,503 shares available under the warrants and the 200,000 shares issued to Coleman Capital, total the 3,009,503 shares reflected on the cover page of this prospectus. Because the per share closing price of the stock has dropped below $2.50 in calendar year 1999, C-3D has also included Row "D" in the following table to reflect the number of shares that could be issued if the conversion occurred at the lowest closing bid price in calendar year 1999. Although the historical record of stock prices is no certain indicator of future performance, it creates a reasonable basis for estimating a range of the possible number of shares which may be issued pursuant to the convertible debentures.






      Assumed        No. of Shares Issued        No. of Shares        Estimated Total No.
      Market         If all debentures are       If all warrants      of Shares which may
      Price          Fully exercised             Are exercised        Be issued
    -------         ----------------------      ----------------    -------------------
  A   $3.60 1        912,195 2                   209,503              1,121,698
  B   $3.00 3        1,083,334                   209,503              1,292,837
  C   $2.50 4        1,300,000                   209,503              1,292,837
  D   $1.00          4,062,500                   209,503              4,272,003


(1) The highest closing bid price for C-3D's stock for the 60 trading days prior to the date of the February 9, 1999 Subscription Agreement.
(2) The number of shares which would be issued, taking into consideration a maximum conversion price of $3.54, which creates a floor for the minimum number of shares which may be issued pursuant to the 1999 Debentures.

(3) The Closing bid price on the day prior to the date of the February 9, 1999 Subscription Agreement.

(4) The lowest closing bid price for C-3D's stock for the 60 trading days prior to the date of the February 9, 1999 Subscription Agreement.

The Coleman Capital shares may also be sold pursuant to this prospectus.

In addition to the debenture/option investor, Coleman Capital was sold 200,000 shares which are being registered by agreement with C-3D.



Securities Offered by the Augustine Fund.............................................estimated at not more than 2,809,503 shares
                                                                                     common stock

Securities Offered by Coleman Capital................................................200,000 shares of common stock

Common Stock Outstanding or
Subscribed for as of October 25, 1999................................................23,866,834 shares(1)

Risk Factors.........................................................................Any investment in the shares offered hereby involves a high
                                                                                     degree of risk.  See "Risk Factors."



(1) Does not include: (a) the shares issuable upon conversion of the debentures which are the subject of the Subscription Agreements or the warrants; (b) shares of common stock issuable upon exercise of stock options outstanding as of October 25, 1999; or (c) shares of common stock that may be issued under C-3D's Incentive Stock Option Plan.

                                 USE OF PROCEEDS


         The selling shareholders will receive all of the proceeds from the sale of the common stock offered hereby. C-3D will not receive any of the proceeds from such sale.


                         DETERMINATION OF OFFERING PRICE


The common stock offered by this prospectus may be offered for sale by the selling shareholders from time to time in transactions on the American Stock Exchange, in negotiated transactions or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at other negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See "Plan of Distribution."


                              SELLING SHAREHOLDERS


The selling shareholders are the Coleman Capital Partners Ltd. and the Augustine Fund L.P., the holder of the debentures and the warrants. The following table sets forth certain information regarding ownership by Coleman and by the Augustine Fund, including the number of shares that may be offered for the account of the selling shareholders or their transferees or distributees from time to time upon conversion of the debentures and exercise of the warrants.






            Name              Shares Beneficially Owned           Shares Offered        Shares Beneficially Owned
                              Before Offering(1)                  for Sale              After Offering(1)
----------------------------- ----------------------------------- --------------------  ----------------------------------
                              No. of            Percent(2)                              No. of Shares       Percent(2)
                              Shares(1)
                              ----------------- ----------------- --------------------  ------------------  --------------
Augustine Fund, L.P.          1,509,503               5.9%                   1,509,503         -0-               -0-

Coleman Capital               200,000                 0.8 %                    200,000          0                 0
Partners Ltd.






(1) The Augustine Fund is deemed to beneficially own the shares of common stock into which the debentures held by it are convertible and the shares of common stock issuable upon exercise of the warrants. As discussed in greater detail in the "Origin of the Securities to be Offered" section of this prospectus, the number of shares of stock which may be issued upon the conversion of the debentures is dependent upon the market price of the stock of C-3D on the five trading days prior to the conversion of each separate debenture. The number of shares listed in the table above is the total of (a) the 209,503 shares which may be acquired pursuant to the warrants, and (b) an estimated 1,300,000 shares which may be acquired by the Selling Shareholder pursuant to the debentures and which are being registered pursuant to the Form S-3 registration statement, of which this prospectus is a part. The 1,300,000 shares referred to represents the number of shares which would be issued if the conversion price on all debentures was $2.50 per share.

This per share price was the lowest closing bid price of C-3D's stock during the arbitrarily selected period of the 60 trading days prior to the date of the February 9, 1999 Subscription Agreement, and may have no relationship to the market price of C-3D's stock at the conversion dates of any of the debentures. In addition to noting that the referenced number of shares is merely an estimate, please also note that the Augustine Fund is contractually precluded from exercising debentures at a time when the Augustine Fund would become the beneficial owner of more than 9.9% of the stock of C-3D.

(2) Total shares of common stock outstanding for the purpose of this percentage calculation includes the common stock into which the debentures are convertible and the 209,503 shares issuable upon exercise of the warrant, but does not include shares of common stock issuable on exercise of outstanding stock options or shares of common stock that may be granted under C-3D's Incentive Stock Option Plan.

Coleman Capital has been engaged by C-3D to render certain services for C-3D. The principal services rendered, or to be rendered, by Coleman included:

         -        assisting C-3D in becoming listed on AMEX;
         -        assisting C-3D in capital raising transactions;
         - assisting C-3D in listing its stock on one or more European stock exchanges; and
         - introducing C-3D to U.S. and European brokers, institutional investors and stock analysists.

The 200,000 shares of the common stock of C-3D to be sold by Coleman pursuant to this prospectus constitute part of the consideration paid for such services. Coleman also received a fee of 6% of the gross investment of the Augustine Fund, and, for a twelve month period ending in December 1999, received an additional payment of $3,000 per month. Except as disclosed in this paragraph, the selling shareholders have not had any material relationship with C-3D, or any of its affiliates, within the past three years.

The selling shareholders have represented to C-3D that they purchased the shares or Units for their own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the selling shareholders, even though purchasing the Units for investment, may wish to be legally permitted to sell their shares when they deem appropriate, C-3D agreed with the selling shareholders to file with the Commission under the Securities Act the registration statement with respect to the sale of the shares from time to time in transactions on stock exchanges, in privately negotiated transactions, or through a combination of such methods of sale, and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling shareholders. The natural persons who control the Augustine Fund are John Porter, Brian Porter and Thomas Duszynski. Coleman Capital Partners is controlled by Coleman & Company Securities, a registered broker/dealer; Douglas Layton and Michael Novielli. In the event the registration of additional shares is necessary, C-3D has agreed to prepare and file such additional registration statements as may be necessary to allow the Augustine Fund to sell all of its shares.

                              PLAN OF DISTRIBUTION


All of the shares offered hereby may be sold from time to time by the selling shareholders, or by their pledgees, donees, distributees, transferees or other successors-in-interest. The sale of the shares by the selling shareholders may be effected from time to time in transactions on the American Stock Exchange, in privately negotiated transactions, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect the above-mentioned transactions by selling the shares directly to purchasers, acting as principals for their own accounts, or by or through broker-dealers acting as agents for the selling shareholders, or to broker-dealers who may purchase shares as principals and thereafter sell such shares from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealer may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the selling shareholders in connection with the offering of certain of the shares by the selling shareholders. None of the proceeds from the sale of the shares by the selling shareholders will be received by C-3D. In addition, any of the shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this prospectus.

To the extent required, the amount of the shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by C-3D in a prospectus supplement accompanying this prospectus or, if appropriate, a post-effective amendment to the registration statement.

The selling shareholders may be deemed to be statutory underwriters under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. C-3D has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the shares being offered by the selling shareholder. C-3D has agreed to indemnify the Augustine Fund against certain liabilities, including liabilities under the Securities Act.

Offers or sales of the shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may be limited in its ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. The foregoing may affect the marketability of the shares.

There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.


                            DESCRIPTION OF SECURITIES

COMMON STOCK


C-3D is presently authorized to issue 500,000,000 shares of its common stock. As of October 25,1999, there were 23,866,834 shares issued, outstanding and subscribed for shares. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors. If they do so, minority shareholders would not be able to elect any members to the Board of Directors.

Shareholders of C-3D have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of C-3D, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares, when issued, will be fully paid and non-assessable.


WARRANTS


The warrants entitle the holder to purchase 209,503 shares of common stock of C-3D at a price of $1.50 per share. The shares of common stock underlying the warrants, when issued upon exercise of the warrants in whole or in part, will be fully paid and nonassessable.


DEBENTURES

The 8% Redeemable Convertible Debentures, are convertible at any time after the effective date of the registration statement. The conversion price for the 1998 Debentures is the lesser of eighty percent (80%) of the average closing bid price of the common stock for the five (5) trading days prior to the date on which the debentures are presented for conversion or $3.64 per share. The conversion price for the 1999 Debentures is the lesser of eighty percent (80%) of the average closing bid price of the common stock for the five (5) trading days prior to the date on which the debentures are presented for conversion or $3.54 per share.

The debentures and the warrants contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. The holder of the debentures and the warrants will not possess any rights as a shareholder of C-3D until such holder converts the debentures or exercises the warrants.

For the life of the debentures and the warrants, the holder thereof has the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the debentures or the exercise of the warrants. The warrant holder may be expected to exercise the warrants at a time when C-3D would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which C-3D could obtain additional capital during the life of the warrants may be adversely affected.


         LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION'S POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


The by-laws of C-3D provide for indemnification of C-3D's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of C-3D pursuant to C-3D's Articles of Incorporation, as amended, by-laws and Utah law, C-3D has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, deemed to be unenforceable by the Commission.


                                  LEGAL MATTERS


The validity of the common stock offered hereby has been passed upon for C-3D by Bruce L. Dibb, P.C.; Salt Lake City, Utah.


                                     EXPERTS


The consolidated financial statements of the Company incorporated herein for the year ended March 31, 1999, have been audited by Jones, Jensen & Co. as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about C-3D's ability to continue as a going concern as described in Note 1 to the consolidated financial statements included therein). Such consolidated financial statements are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY C-3D. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of C-3D since the date hereof.




TABLE OF CONTENTS                                                                                               PAGE

Summary of the Offering...........................................................................................2
Risk Factors......................................................................................................4
Available Information............................................................................................13
Incorporation of Certain Documents by Reference..................................................................14
Recent Developments..............................................................................................15
Origin of the Securities to be Offered...........................................................................18
Use of Proceeds..................................................................................................21
Determination of Offering Price .................................................................................21
Selling Shareholders.............................................................................................21
Plan of Distribution.............................................................................................23
Description of Securities........................................................................................24
Limitation on Liability and Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities..........................................................25
Legal Matters....................................................................................................25
Experts..........................................................................................................25





                               3,009,503 SHARES OF
                                  COMMON STOCK


                         CHEQUEMATE INTERNATIONAL, INC.

                               P R O S P E C T U S


                                January ___, 2000

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


All expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid by C-3D. Such expenses are estimated as follows:







Registration fee...................................................................................     $    6,930
Legal fees and expenses............................................................................     $   40,000
Accounting fees and expenses.......................................................................     $   13,000
Miscellaneous......................................................................................     $    1,070
                                                                                                        -----------
        Total.....................................................................................      $   61,000






ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS


The Restated Articles of Incorporation of C-3D provide that C-3D must indemnify each of its directors and officers, to the fullest extent permitted under the Utah Revised Business Corporation Act against all liabilities incurred by reason of the fact that the person is or was a director or officer of C-3D or a fiduciary of an employee benefit plan, or is or was serving at the request of C-3D as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify C-3D's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with C-3D.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of C-3D pursuant to the foregoing provisions, or otherwise, C-3D has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS



         4.1 Subscription Agreement between C-3D and Augustine Fund, LP dated as of December 21, 1998. (Incorporated by reference from Form 8-K (Film No. 98774706) filed by C-3D with the Commission on December 23, 1998).

         4.2 Subscription Agreement between C-3D and Augustine Fund, LP dated as of February 9, 1999. (Incorporated by reference from Form 10-QSB (Film No. 99541584) filed by C-3D with the Commission on February 16, 1999).

         4.3 Form of 1998 Debentures. (Incorporated by reference from Form 8-K (Film No. 98774706) filed by C-3D with the Commission on December 23, 1998).

         4.4 Form of 1998 warrant. (Incorporated by reference from Form 8-K (Film No. 98774706) filed by C-3D with the Commission on December 23, 1998).

         4.5 Form of 1999 Debentures. Incorporated by reference from Form 10-QSB (Film No. 99541584) filed by C-3D with the Commission on February 16, 1999).

         4.6 Form of 1999 Warrant. Incorporated by reference from Form 10-QSB (Film No. 99541584) filed by C-3D with the Commission on February 16, 1999).

         4.7 Subscription Agreement between C-3D and Augustine Fund, LP dated as of June 4, 1999.

         4.8 Amendment to Subscription Agreements and Warrants between C-3D and Augustine Fund, LP dated as of December 1, 1999.

         5.1 Opinion of Bruce L. Dibb, P.C.(Incorporated by reference from initial Form S-3 (Film No. 99547723) filed by C-3D with the Commission on February 23, 1999).

         23.1   Consent of Jones, Jensen & Company

         23.2 Consent of Bruce L. Dibb, P.C.(Incorporated by reference from initial Form S-3 (Film No. 99547723) filed by C-3D with the Commission on February 23, 1999).

         24.1 Powers of Attorney (Incorporated by reference from initial Form S-3 (Film No. 99547723) filed by C-3D with the Commission on February 23, 1999).

         24.2   Powers of Attorney appointing J. Michael Heil and Brad Stolba.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on January 12, 2000.


                                        CHEQUEMATE INTERNATIONAL, INC.


                                         By  /S/ J. MICHAEL HEIL
                                           ------------------------
                                         J. Michael Heil
                                         Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



 /S/ J. MICHAEL HEIL                                      January 12, 2000
---------------------------------------
J. Michael Heil, Chairman of the Board
and Principal Accounting Officer


 /S/ JOHN BARTHOLOMEW                                     January 7, 2000
--------------------------------------
John Bartholomew, Director


--------------------------------------                    January ___, 2000
Hal Glick, Director



-------------------------------------                     January ___, 2000
Andre Peterson, Director


 /S/ ROBERT E. WARFIELD                                   January 7, 2000
--------------------------------------
Robert E. Warfield, Director

 /S/ DANIEL R. THOMPSON
--------------------------------------                     January 12, 2000
Daniel R. Thompson, Director

                                INDEX TO EXHIBITS

         EXHIBIT





         NO.    DESCRIPTION                                                                PAGE
         ------------------                                                                -----


         4.1 Subscription Agreement between C-3D and Augustine Fund, LP dated as of December 21, 1998. (Incorporated by reference from Form
                8-K (Film No. 98774706) filed by C-3D with the Commission on
                December 23, 1998).

         4.2 Subscription Agreement between C-3D and Augustine Fund, LP dated as of February 9, 1999 (Incorporated by reference from Form
                10-QSB (Film No. 99541584) filed by C-3D with the Commission on
                February 16, 1999).

         4.3    Form of 1998 debentures (Incorporated by reference from Form 8-K
                (Film No. 98774706) filed by C-3D with the Commission on December 23, 1998).

         4.4    Form of 1998 Warrant (Incorporated by reference from Form 8-K
                (Film No. 98774706) filed by C-3D with the Commission on December 23, 1998).

         4.5    Form of 1999 debentures (Incorporated by reference from Form
                10-QSB (Film No. 99541584) filed by C-3D with the Commission on
                February 16, 1999).

         4.6    Form of 1999 Warrant (Incorporated by reference from Form 10-QSB
                (Film No. 99541584) filed by C-3D with the Commission on
                 February 16, 1999).

         4.7    Subscription Agreement between C-3D and Augustine Fund, LP dated as of June 4,
                1999 (Incorporated by reference from Form S-3/A (Film No. 99659015) filed by
                C-3D with the Commission on July 2, 1999).

         4.8    Amendment to Subscription Agreements and Warrants between C-3D and Augustine Fund,
                LP dated as of December 1, 1999.................................................... ..........II-7

         5.1 Opinion of Bruce L. Dibb, P.C (Incorporated by reference from initial Form S-3 (Film No. 99547723) filed by C-3D with the
                Commission on February 23, 1999).

         23.1     Consent of Jones, Jensen & Co..................................................... .........II-10



         23.2     Consent of Bruce L. Dibb, P.C. (included in Exhibit 5.1)
                  (Incorporated by reference from initial Form S-3 (Film No.
                  99547723) filed by C-3D with the Commission on February 23,
                  1999).

         24.1     Powers of Attorney (Incorporated by reference from initial
                  Form S-3 (Film No. 99547723) filed by C-3D with the Commission on February 23, 1999).

         24.2     Powers of Attorney appointing J. Michael Heil and Brad Stolba...............................II-11